Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF SPAC ACQUISITION CORP.

SPAC Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on November 1, 2013 (the “Certificate of Incorporation”).

2.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST. The name of this corporation is FinTech Acquisition Corp. (the “Corporation”).”

3.	Article 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH. The total number of shares of common stock which the Corporation is authorized to issue is One Hundred Million (100,000,000) at a $0.001 par value per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is Five Million (5,000,000) at $0.001 par value per share.”

4.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Frank Mastrangelo, its Chief Executive Officer and President, this 30th day of June, 2014.

By	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer and President